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                                    Exhibit 8

                               _________________


Shurgard Storage Centers, Inc.
1201 Third Avenue, Suite 2200
Seattle, Washington 98101

     RE: $300,000,000 AGGREGATE OFFERING PRICE OF DEBT SECURITIES, PREFERRED
         STOCK AND COMMON STOCK (THE "SECURITIES") OF SHURGARD STORAGE CENTERS, INC. (THE "COMPANY")

Ladies and Gentlemen:

     In connection with the registration of the Securities under the Securities Act of 1933, as amended, as described in the registration statement on Form S-3 being filed by you on February 6, 1997 and declared effective on _______________ with the Securities and Exchange Commission, as amended through the date hereof (the "Registration Statement" which includes the "Prospectus"), we have been asked to provide an opinion regarding the Company's election to qualify and be taxed as a real estate investment trust for U.S. Federal income tax purposes ("REIT"). Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Internal Revenue Service (the "IRS") or the courts.

     This opinion is based on various facts and assumption, and is conditioned upon certain representations made by the Company as to factual matters contained in a letter to us dated as of the date hereof (the "Management Representation Letter"). In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in the Prospectus. As tax counsel, we have made such legal and factual examinations and inquiries, including an examination of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.


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___________, 1997
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     For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the Prospectus, the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Management Representation Letter, or any other document. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     In our review, we have assumed that all of the representations and statements set forth in the documents we reviewed are true and correct and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and its subsidiaries have been and will continue to be operated in the manner described in the Prospectus and in the relevant Certificate of Incorporation, partnership agreement, limited liability company agreement or other organizational documents and that the Company will continue to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:

     1. Commencing with the Company's taxable year-end December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT and its prior and future proposed method of operation as described in the Prospectus has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

     2. The statements in the Registration Statement set forth under the caption, "Certain Federal Income Tax Considerations," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

     No opinion is expressed as to any matter not discussed herein.

     The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the


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____________, 1997
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various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Perkins Coie will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and its subsidiaries, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     We are opining herein as to only the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or affect thereon of any other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinion is not binding on the IRS. Hence there can be no assurance that the IRS will not assert that the Company does not qualify as a REIT for federal income tax purposes, particularly since the determination of whether the Company qualifies as a REIT depends upon numerous factual issues as to which we are relying on representations of the Company.

     This opinion is furnished only to you, and is solely for the use in connection with the Registration Statement and Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus.

                                   Very truly yours,

                                   Perkins Coie